UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  March 20, 2009
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1401 Enclave Parkway, Suite 600
Houston, Texas 77077	77077
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
S I G N A T U R E

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 20, 2009, Mr. Ronald C. Potter, Vice President and General Counsel of Parker Drilling Company (the “Company”), advised the Company that he will resign from the Company effective March 27, 2009. Mr. Potter will be a consultant to the Company for a two-month period following his resignation. Mr. Potter has served the Company in various positions for nearly 30 years, having first joined the Company in 1980.
     The Company and Mr. Potter have agreed to enter into a separation agreement that will provide Mr. Potter with the payments and benefits that he would be entitled to receive under his existing employment agreement upon the termination of his employment by the Company. Accordingly, the separation agreement will provide that Mr. Potter will receive, six months after the effective date of his resignation, a lump sum payment of $708,075, which is equivalent to one-and-one-half times the highest annual base salary plus bonus paid to him during any of the three most recently completed calendar years. The Company will also agree to maintain Mr. Potter’s group health plan and group dental plan for a period of 18 months following the effective date of his resignation. Thereafter, Mr. Potter will be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company’s procedures for COBRA administration.
     The Company and Mr. Potter also have agreed to enter into a consulting agreement pursuant to which Mr. Potter will be paid $24,458 each month during the two-month term of the agreement.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: March 20, 2009	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer